EXHIBIT 99.1

JPMorgan Chase & Co.

270 Park Avenue, New York, NY 10017-2070

NYSE symbol: JPM

www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMORGAN CHASE ANNOUNCES REDEMPTION OF

APPROXIMATELY $9.0 BILLION IN AGGREGATE AMOUNT OF

OUTSTANDING TRUST PREFERRED CAPITAL SECURITIES

NEW YORK, JUNE 11, 2012 – JPMorgan Chase & Co. (NYSE: JPM) – Following the Federal Reserve’s announcement on June 7, 2012 of proposed rules which will implement the phase-out of Tier 1 capital treatment for trust preferred capital securities, JPMorgan Chase & Co. announced today that each of the trusts listed below will redeem all of the issued and outstanding trust preferred capital securities identified below on July 12, 2012 pursuant to redemption provisions relating to the occurrence of a “Capital Treatment Event” (as defined in the documents governing those securities). In each case, the redemption price will be 100% of the liquidation amount of each trust preferred capital security, together with accrued and unpaid distributions to the redemption date. The redemptions will be funded with available cash.

Trust	Security	Amount	CUSIP
JPMorgan Chase Capital XV	5.875% Capital Securities, Series O	$92,939,000	46627NAA3
JPMorgan Chase Capital XVII	5.850% Capital Securities, Series Q	$500,000,000	46627VAA5
JPMorgan Chase Capital XVIII	6.950% Capital Securities, Series R	$750,000,000	481227AA4
JPMorgan Chase Capital XX	6.550% Capital Securities, Series T	$909,576,000	48123CAA2
JPMorgan Chase Capital XXII	6.450% Capital Securities, Series V	$913,773,000	48123QAA1
JPMorgan Chase Capital XXV	6.800% Capital Securities, Series Y	$1,500,000,000	46631VAA9
JPMorgan Chase Capital XXVI	Fixed-to-Floating Rate Capital Securities, Series Z	$1,815,000,000	48124G104
JPMorgan Chase Capital XXVII	7.000% Capital Securities, Series AA	$1,000,000,000	48125BAA2
JPMorgan Chase Capital XXVIII	Fixed-to-Floating Rate Capital Securities, Series BB	$1,500,000,000	48124Y204

Media Contact:	Joe Evangelisti	joseph.evangelisti@jpmchase.com	(212) 270-7438
Investor Contact:	Sarah Youngwood	sarah.m.youngwood@jpmorgan.com	(212) 270-7325

JPMorgan Chase & Co.

News Release

About JPMorgan Chase & Co.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.3 trillion and operations worldwide. The firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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